Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

The Prudential Series Fund:

We consent to the references to our firm in the Agreement and Plan of Reorganization of the Prudential Variable Contract Account-11 and the Government Money Market Portfolio under the headings “Article III – Representations and Warranties by VCA-11” and “Article IV – Representations and Warranties by the Trust on Behalf of the Government Money Fund” in this Registration Statement on Form N-14 of the Prudential Series Fund.

New York, New York

October 28, 2016